Exhibit 10.23

TEMPORARY SUBLEASE, ASSIGNMENT AND ASSUMPTION OF LEASE

AND CONSENT TO ASSIGNMENT

THIS TEMPORARY SUBLEASE, ASSIGNMENT AND ASSUMPTION OF LEASE AND CONSENT TO ASSIGNMENT (the “Assignment”) is entered into as of the 7th  day of May, 2008 (the “Date of this Assignment”), by, between and among WESTPORT OFFICE PARK, LLC, a California limited liability company (successor to WESTPORT JOINT VENTURE) (“Landlord”); METRICSTREAM, INC., a Delaware corporation (formerly known as “ZAPLET, INC.” and “Firedrop.com”) (“Assignor”); and SHUTTERFLY, INC., a Delaware corporation (the “Assignee”).

RECITALS

A.           By that certain Lease Agreement dated as of August 12, 1999, between Landlord, as “Landlord,” and Assignor, as “Tenant”, as amended by that certain Amendment No. 1 to Lease dated as of February 28, 2000 (“Amendment No. 1”) and further amended by that certain Amendment No. 2 to Lease dated as of October 18, 2002 (collectively, the “Lease”), Landlord leased to Assignor certain premises consisting of approximately 37,537 square feet of space (the “Premises”) (11,847 square feet in Suite 101 on the first floor and 25,690 square feet in Suite 201 on the second floor), in the building located 3000 Bridge Parkway, Suite 201, Redwood City, California (the “Building”).

B.           Assignor desires to (i) sublet a portion of the Premises to Assignee from June 1, 2008 through and including August 14, 2008, and (ii) assign its rights and obligations under the Lease unto Assignee effective as of August 15, 2008, and Assignee desires to assume the rights and obligations of Assignor under the Lease.

C.           Subject to the terms hereof, Landlord has consented to and does hereby consent to such sublet and assignment.

NOW, THEREFORE, in consideration of the above-stated premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by, between and among Landlord, Assignor and Assignee as follows:

1. Temporary Sublease of First Floor to Assignor.

(a) Subject to all terms, covenants or conditions of this Section 2, Assignor does hereby sublease to Assignee and Assignee hereby agrees to sublease from Assignor those certain premises consisting of approximately 11,847 square feet of space (“Temporary Sublease Premises”) in the first floor of the Building as described in Amendment No. 1 (the “Temporary Sublease”).   Assignee will also have the right to 39 unreserved parking spaces available to Assignee under the Lease.  The term of this Temporary Sublease shall commence as of June 1, 2008 (the “Sublease Effective Date”) and shall expire on August 14, 2008, unless sooner terminated pursuant to any provision hereof.

(b) Assignee shall pay to Assignor, in lawful money of the United States, for each calendar month of such term, monthly base rent (“Monthly Rent”) of $29,617.50. In addition, Assignee shall tender to Assignor, all other amounts which Assignor is required to pay to Landlord for the Temporary Sublease Premises pursuant to the terms, covenants and conditions of the Lease (“Additional Rent”), which amount is currrently $9,347.00 per month.   Monthly Rent and Additional Rent for any period during the term hereof which is for less than one month shall be prorated.  Amounts paid by Assignee to Assignor for Monthly Rent and Additional Rent for the period June 1, 2008 through and including August 15, 2008, shall subject to prompt readjustment upon receipt from Landlord of actual amounts of Additional Rent due for such period.  Monthly Rent and Additional Rent shall be payable in advance on or before the first day of each calendar month of the term of this Temporary Sublease, without deduction, offset, prior notice or demand, in lawful money of the United States.  Monthly Rent shall be paid to Sublessor at 3000 Bridge Parkway, Redwood Shores, CA 94065, Attn:  Corporate Controller, or at such place as Sublessor may from time to time designate in writing.

(c) The provisions of the Lease are (except as otherwise herein specifically provided) hereby incorporated in this Temporary Sublease with the same effect as if entirely rewritten herein, and shall fix the rights and obligations of the parties hereto with respect to the Temporary Sublease Premises with the same effect as if Assignor and Assignee were, respectively, the landlord and tenant named in the Lease.  Assignee hereby covenants to perform the covenants and undertakings of tenant under the Lease during such term of this Temporary Sublease, and agrees not to do or permit to be done any act which shall result in a violation of any of the terms, covenants and conditions of the Lease.  Except as otherwise specifically provided herein, Assignee is to have the benefit of the covenants and undertakings of the Landlord as landlord in the Lease to the extent the same are applicable to the Temporary Sublease Premises during the term of this Temporary Sublease.  It is expressly understood and agreed, however, that Assignor is not in the position to render any of the services or to perform any of the obligations required of Assignor by the terms of this Temporary Sublease, and that performance by Assignor of its obligations hereunder are conditioned upon due performance by the Landlord of its corresponding obligations under the Lease.  It is further understood and agreed, therefore, that notwithstanding anything to the contrary contained in this Temporary Sublease, Assignor shall not be in default under this Temporary Sublease for failure to render such services or perform such obligations required of Assignor by the terms of this Temporary Sublease which are the responsibility of Landlord as landlord under the Lease, but Sublessor agrees to take all reasonable measures to cause Landlord to perform said obligations.  The term “reasonable measures” shall not include legal action against the Landlord for Landlord’s failure to so perform unless Sublessee agrees to pay all costs and expenses in connection therewith.

2. Assignment and Assumption of Lease.  Effective as of August 15, 2008 (the “Assignment Effective Date”), Assignor hereby transfers, assigns and conveys to Assignee all of the right, title and interest of Assignor in, to and under the Lease, and all of Assignor’s obligations under the Lease.  Effective as of the Assignment Effective Date, Assignee hereby accepts, assumes and agrees to perform all of the obligations of “Tenant” arising under or out of the Lease from and after the Assignment Effective Date, and shall fully comply with all terms and conditions of the Lease to be performed by the Tenant under the Lease as if Assignee were a signatory thereto.  Assignee accepts the Premises, “AS-IS”, in its present condition, and without any representation or warranty as to the condition of the Building or Premises, or as to the use or occupancy which may be made thereof.

3. Warranties and Representations.  Assignor warrants and represents to Assignee the following:

(a) Assignor, to the best of its knowledge, is in full and complete compliance with all of its obligations under the Lease.

(b) The Lease, as described above, has not been otherwise amended or modified, either orally or in writing, and represents the entire agreement between Landlord and Assignor as to the Premises.

(c) Assignor, to the best of its knowledge, is not in default under the Lease, and no state of facts exists which, but for the giving of notice and/or the passage of time, would be a default by Assignor  under the Lease.

(d) Assignor has not received notice from the Landlord of any default under the Lease.

(e) Assignor (i) has not received notice from the Landlord that Assignor shall be obligated to remove any of its alterations, additions or improvements upon expiration of the Lease, and (ii) requested such determination from Landlord at the time it requested Landlord’s approval of such alterations, additions or improvements.

(f) Neither the Lease nor any rights of the “Tenant” under the Lease have been previously assigned by Assignor.  The Premises have not been sublet by Assignor, except as listed in Exhibit A attached hereto (“List of Subleases”).  No person or entity other than Assignee is entitled to possess, use or occupy the Premises pursuant to any license, concession or other agreement, whether oral or written, except for the subtenants set forth in the List of Subleases.  Assignor has terminated in writing all subleases and/or occupancy agreements for all subtenants and other occupanats described in the List of Subleases (except for the sublease with Aster Data Systems).  Neither the Tenant’s estate under the Lease nor any of its rights under the Lease have been mortgaged or pledged to any third party, whether as security for a loan or otherwise.

4. Indemnities.  Assignor shall indemnify, hold harmless and defend Assignee from and against any and all claims, demands, actions, losses, costs, damages or expenses (including resonable attorneys’ fees) asserted against or suffered by Assignee and arising out Assignor’s obligations accruing under the Lease prior to the Assignment Effective Date, except for Assignee’s obligations accruing under the Temporary Sublease pursuant to Section 1 above.  Assignee shall indemnify, hold harmless and defend Assignor from and against any and all claims, demands, actions, losses, costs, damages or expenses (including reasonable attorneys’ fees) asserted against or suffered by Assignor and arising out Assignee’s obligations accruing (i) under the Lease on and after the Assignment Effective Date, and (ii) under the Temporary Sublease pursuant to Section 1 above.

5. Further Assignment or Subletting.  This Assignment shall not be deemed or construed as a consent by Landlord to, or as permitting, any other or further assignment of the Lease or subletting of the Premises by Assignee or anyone claiming under or through Assignee, and no other or further assignment or sublease shall be made by Assignee or anyone claiming under or through Assignee, without compliance in each instance with all of the requirements set forth in the Lease.

6. No Release.  This Assignment shall not be deemed to release or discharge, in any manner, the liability of Assignor, as “Tenant,” under the Lease, and Assignor’s liabilities shall remain in full force and effect and to the same extent as existed prior to this Assignment.

7. Assumption of Liability.   Assignor and Assignee shall, as of the Assignment Effective Date, be jointly and severally liable for performance of all of the obligations of the “Tenant” under the Lease.

8. Security Deposit.  The parties agree that (i) Assignor shall look directly to the Landlord for the return to Assignor of the security deposit currently held by Landlord under the Lease (the “Existing Security Deposit”), and (ii) Assignee shall have no obligation with respect to the return of the Existing Security Deposit to Assignor.

9. Cubicles, Security System and Moving Expenses.

(a) Assignor, as of the Sublease Effective Date as to the first floor cubicles and as of the Assignement Effective Date as to the second floor cubicles, hereby transfers, assigns and conveys to Assignee, all of its right, title and interest, in and to all cubicles located in the Premises as of the Date of this Amendment (the “Remaining Cubicles”) and agrees to leave the Remaining Cubicles in the Premises for Assignee’s use.   Assignor hereby warrants and represents that Assignor holds good title to the Remaining Cublices, free and clear of any liens, security interests, charges, encumbrances or any other interests.

(b) Intentionally deleted.

(c) Assignee shall reimburse Assignor for an amount not to exceed $40,000.00 for actual moving expenses incurred by Assignor to relocate its business from the Premises.  Assignee shall reimburse Assignor for such moving expenses within thirty (30) days of receipt of written demand from Assignor, together with evidence reasonably satisfactory to Assignee substantiating such expenses, e.g., paid invoices.

10. Notices.  Any notice or demand given under this Assignment shall be given as follows: (a) to Assignor at the address for notices to “Tenant” given in the Lease, and to Assignee at the following address(es):  Shutterfly, 2800 Bridge Parkway, Redwood City, CA 94065; and (b) to Landlord at the address for notices to Landlord given in the Lease.

11. Conditions Precedent.  (a) A condition precedent to the effectiveness of this Assignment is that the Landlord under the Lease shall have consented hereto as set forth in the signature page below.  If such consent is not obtained by May 15, 2008, this Assignment shall, at the option of Assignor or Assignee upon written notice to the other, be null and void and of no force or effect.

(b)   A condition precedent to the effectiveness of this Assignment is that (i) Assignor shall have terminated in writing all subleases and/or occupancy agreements for all subtenants and other occupants of the Premises (except for the sublease with Aster Data Systems), and (ii) all such subtenants and occupants shall have vacated the Premises (except for the sublease with Aster Data Systems.   If  the condition in (i) is not satisfied by May 15, 2008, this Assignment shall, at the option of Assignee upon written notice to Assignor, be null and void and of no force or effect. If the condition in (ii) for subtenants and occupants in the Temporary Sublease Premises is not met by May 31, 2008, and/or for subtenants and occupants in suite 201 is not met by August 14, 2008, this Assignment shall, at the option of Assignee upon written notice to Assignor, be null and void and of no force or effect.

12.           Counterparts.  This Assignment may be executed by the parties signing different counterparts of this Assignment, which counterparts together shall constitute the agreement of the parties.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Date of this Assignment set forth above.

ASSIGNOR: METRICSTREAM, INC. By: /s/Shellye Archambeau Name: Shellye Archambeau Title: CEO
ASSIGNEE: SHUTTERFLY, INC. By: /s/Doug Appleton Name: Doug Appleton Title: VP, Legal

Exhibit A

(List of Subleases)

1.	Aster Data Systems.

2.	Moka5.

3.	Regalix.

4.	cFares, Inc.